Exhibit 99.1

LF Capital Acquisition Corp. II Announces Pricing of

$225 Million Initial Public Offering

DALLAS, TX, November 16, 2021 – LF Capital Acquisition Corp. II (the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, today announced the pricing of its initial public offering of 22,500,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market and will trade under the ticker symbol “LFACU” beginning November 17, 2021. Each unit consists of one share of the Company’s Class A common stock, par value $0.0001 per share, and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq Global Market under the symbols “LFAC” and “LFACW,” respectively.

Jefferies LLC is serving as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,375,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Jefferies LLC, at Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, telephone: (877) 821-7388 or email: Prospectus_Department@Jefferies.com, or by visiting EDGAR on the SEC’s website, www.sec.gov.

A registration statement on Form S-1, including a prospectus, relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on November 16, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of such document are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Scott Reed
President, Chief Executive Officer
LF Capital Acquisition Corp. II
(214) 740-6105
sreed@lfcapital.co